EXHIBIT 99.2

Second

Quarter

Report

To

Shareholders

2004

Six Months Ended

June 30, 2004

ASK ABOUT IT AT WORK

HIGHLIGHTS
  Operating earnings per share on a diluted basis increased 17.4% for the second quarter excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 21.7%).
  We purchased 1.3 million of AFLAC's shares in the second quarter.
  In May we established a target for increasing operating earnings per diluted share 15% in 2006 before the effect of currency translation.

TO OUR SHAREHOLDERS:

     With the first half of the year complete, we remain very pleased with the financial performance of AFLAC U.S. and AFLAC Japan. Most importantly, we believe we are well-positioned to achieve our primary financial objective for 2004 of a 17% increase in operating earnings per share before the impact of currency translation.

SECOND QUARTER RESULTS

     The stronger yen/dollar exchange rate enhanced the growth rates of our financial results in the second quarter. Total revenues rose 13.0% to $3.2 billion. Net earnings were $265 million, or $.51 per diluted share, compared with $248 million, or $.48 per share, a year ago. Net earnings in the second quarter of 2004 included realized investment losses of $3 million, or $.01 per share, compared with realized investment losses of $5 million, or $.01 per diluted share, a year ago. Net earnings in the second quarter also included a loss of $23 million, or $.04 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the second quarter of 2003, SFAS 133 benefited net earnings by $13 million, or $.03 per diluted share.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of AFLAC's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps as required by SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of AFLAC's insurance operations because realized gains and losses, the impact of SFAS 133 and nonrecurring items tend to be driven by general economic conditions and events and therefore can obscure the underlying fundamentals and trends in AFLAC's insurance operations. A reconciliation of operating earnings to net earnings appears on page six.

     Furthermore, because a significant portion of our business is in Japan, we believe it is equally important to understand the impact on operating earnings from translating Japanese yen into U.S. dollars. We translate AFLAC Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for AFLAC and not an economic event to our company or shareholders. Because the effect of translating yen into dollars distorts the rate of growth of our insurance operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart on page four compares selected income statement items with and without foreign currency changes to illustrate the effect of the yen.

     Operating earnings in the second quarter of 2004 were $291 million, compared with $240 million in the second quarter of 2003. Operating earnings per diluted share rose 21.7% to $.56, compared with $.46 in the second quarter of 2003. The stronger yen/dollar exchange rate increased operating earnings per share by $.02 during the quarter. Excluding the impact of the stronger yen, operating earnings per share increased 17.4%, which was in line with our stated annual objective for operating earnings per share growth in 2004.

     During the second quarter, we acquired 1.3 million shares of AFLAC stock. As of June 30, 2004, we had approximately 33 million shares available for purchase under current repurchase authorizations from the board of directors.

SIX MONTH RESULTS

     Benefiting from the stronger yen, total revenues advanced 14.9% to $6.5 billion in the first half of 2004. Net earnings were $581 million, or $1.12 per diluted share, compared with $486 million, or $.93 per share, a year ago. Net earnings in the first half of 2004 included realized investment gains of $3 million, or nil per diluted share, compared with realized investment losses of $10 million, or $.02 per share, a year ago. Net earnings also included a loss of $12 million, or $.02 per diluted share, from the effect of SFAS 133, compared with a gain of $13 million, or $.03 per share for the first six months of 2003. In addition, net earnings in 2004 reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain AFLAC Japan pension obligations to the Japanese government.

     Operating earnings for the six months were $587 million, or $1.13 per diluted share, compared with $483 million, or $.92 per share in 2003. Excluding the $.05 per share benefit from the stronger yen, operating earnings per diluted share rose 17.4%.

AFLAC JAPAN

     AFLAC Japan's premium income in yen increased 6.8% in the quarter. Net investment income was up 2.4%. Investment income growth in yen terms was restrained by the stronger yen/dollar exchange rate because approximately 31% of AFLAC Japan's investment income is dollar-denominated. Total revenues rose 6.0%. During the second quarter, we temporarily stopped development of AFLAC Japan's new administrative system to evaluate the future direction and scope of the project. In doing so, we determined it was appropriate to write down 2.85 billion yen, or $26 million before taxes, in previously capitalized systems development costs. Despite these additional expenses, the pretax operating profit margin expanded from 13.3% to 14.2% due to continued improvement in the benefit ratio. As a result, pretax operating earnings increased 13.1% in the second quarter. For the six months in yen, premium income increased 6.6%, while net investment income rose .9%. Total revenues were up 5.6% and pretax operating earnings grew 11.7%.

     The average yen/dollar exchange rate of 109.73 in the second quarter was 8.0% stronger than the average rate of 118.49 in the second quarter of 2003. For the six months, the average exchange rate was 108.52, or 9.4% stronger than the rate of 118.71 a year ago. The strengthening of the yen for the quarter and the first half of the year magnified the growth rates of AFLAC Japan as reported in dollars.

     Benefiting from the stronger yen, second-quarter premium income in dollars increased 15.3% to $2.0 billion. Net investment income was up 10.6% to $385 million. Total revenues rose 14.5% to $2.4 billion. Pretax operating earnings were $344 million, an increase of 22.1% from a year ago. For the six months, premium income rose 16.7% to $4.1 billion. Net investment income was up 10.4% to $761 million. Total revenues increased 15.5% to $4.9 billion. Pretax operating earnings were $693 million, or 22.2% higher than a year ago.

     Investment yields in Japan improved in the second quarter of 2004. For example, the yield of a composite index of 20-year Japanese government bonds rose from an average of 1.87% in the first quarter to an average of 2.18% in the second quarter. By the end of June, the yield on the 20-year Japanese government bond index was at its highest level since the fourth quarter of 2000. During the second quarter, we purchased yen-denominated investments at an average yield of 3.51%. Including dollar-denominated securities, our new money yield for the quarter was 3.63%. As of July 23, 2004, we had invested, or committed to invest, approximately 75% of our expected 2004 cash flow at an average yield of 3.21%.

     AFLAC Japan's total new annualized premium sales in the second quarter declined 2.3% from a year ago to 32.2 billion yen, or $294 million. For the six months, total new annualized premium sales were up .9% to 60.5 billion yen, or $557 million. As we expected, sales growth continued to be impacted by significant declines in Rider MAX conversions and sales from Dai-ichi Mutual Life, compared with 2003. Excluding conversions and the contribution from Dai-ichi, sales were up 2.5% for the quarter and 5.8% for the first six months. Our stand-alone supplemental medical policy, EVER, remained the number one medical product in the life insurance industry in terms of policy sales during the quarter. And it was the top contributor to our sales in the quarter. Stand-alone medical sales represented 30% of total new annualized premium sales and increased 12% over the second quarter of 2003. We indicated in the first quarter that we expect better sales growth in the second half of the year. We continue to believe that sales growth will improve. However, based on our first-half sales results, it appears that sales will likely be up 3% to 7% for the full year.

AFLAC U.S.

     AFLAC U.S. produced premium income of $726 million in the second quarter, an increase of 14.0% over a year ago. Net investment income rose 12.7% to $98 million. Total revenues increased 13.8% to $827 million. Pretax operating earnings were up 16.8% to $121 million. For the six months, premium income rose 13.9% to $1.4 billion, and net investment income was up 11.7% to $195 million. Total revenues increased 13.6% to $1.6 billion. Pretax operating earnings climbed 15.6% to $244 million.

     AFLAC U.S. produced total new annualized premium sales in the second quarter of $281 million, or 6.4% above the second quarter of 2003. Accident/disability remained the principal contributor to new sales, accounting for approximately 52% of second quarter sales. For the six months, new sales were up 10.0% to $573 million. Our first-half sales results were in line with our annual sales target of a 10% to 12% increase. And we believe the changes we made to our coordinator base and training in past quarters will enable us to achieve our target for the full year.

     With our sales management infrastructure expanded and new training programs in place, our focus is to now stimulate recruiting. Recruitment of new sales associates declined 5.2% in the second quarter, compared with a year ago. However, we did add more than 6,000 new sales associates in the quarter, which was higher than the number recruited in the first quarter. At the end of the second quarter, AFLAC U.S. was represented by 58,400 licensed sales associates, which was 2.3% higher than a year ago. We expect to see better growth in the number of sales associates as the year progresses.

DIVIDEND

     The board of directors declared the third quarter cash dividend. The third quarter dividend of $.095 per share is payable on September 1, 2004, to shareholders of record at the close of business on August 13, 2004.

OUTLOOK

     Overall, we are pleased with our results so far in 2004. We are especially pleased that operating earnings per share growth before currency translation was in line with this year's target of a 17% increase. Although we are disappointed that our sales results were not better in Japan, we are convinced that we will see better growth in the second half of the year. EVER continues to be the best-selling stand-alone medical product in Japan's life insurance industry and we will introduce two new products in August. We are also encouraged that investment yields in Japan have risen significantly this year, which should benefit future investment income growth. And the persistency of our Japanese business has improved to its highest level since the end of 2001. Even though we view 2004 as a transition year for AFLAC U.S., we still expect to see double-digit sales growth for the year. With the significant changes we made to our sales force infrastructure and training programs last year, and a renewed focus on new agent recruiting this year, we believe we are positioning AFLAC U.S. for even faster sales growth in 2005.

     Our goal for 2004 is to increase operating earnings per diluted share 17% excluding the impact of the yen. For 2005, our objective is to increase operating earnings per diluted share 15% excluding the impact of foreign currency translation. And in May we established a 2006 objective of a 15% increase in operating earnings per diluted share before the effect of currency. We believe our earnings objectives reflect the opportunities we see for continued growth and our strong competitive position in both the United States and Japan. More importantly, we believe our objectives are achievable.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
July 27, 2004

Foreign Currency Translation			Three Months Results		Six Months Results

Effect on Operating Results			Including	Excluding	Including	Excluding
			Currency	Currency	Currency	Currency
Selected Percentage Changes (1)			Changes	Changes(2)	Changes	Changes(2)

(For the periods ended		Premium income	15.0%	8.7%	15.9%	8.5%
June 30, 2004 - unaudited)
		Net investment income	11.0	6.5	10.6	5.3
1	The numbers in this table are
	presented on an operating basis,	Total benefits and
	which is described on page 1.	expenses	13.2	7.0	14.1	6.8

2	Amounts excluding foreign	Operating earnings	21.5	17.1	21.4	16.1
	currency changes were
	determined using the same yen/	Operating earnings per
	dollar exchange rate for the	diluted share	21.7	17.4	22.8	17.4
	current period as the comparable
	period in the prior year.

Consolidated Statements of Earnings			AFLAC Incorporated and Subsidiaries
(In millions, except for share
and per-share amounts - unaudited)	Three Months Ended June 30,			Six Months Ended June 30,

	2004	2003	% Change	2004	2003	% Change

Revenues:
Premiums, principally
supplemental health insurance	$2,768	$2,407	15.0%	$5,541	$4,779	15.9%
Net investment income	484	436	11.0	958	866	10.6
Realized investment gains (losses)	(5)	(6)		1	(13)
Other income (losses)	(14)	24		13	37

Total revenues	3,233	2,861	13.0	6,513	5,669	14.9

Benefits and expenses:
Benefits and claims	2,068	1,827	13.2	4,146	3,627	14.3
Acquisition and operating
expenses:
Amortization of deferred
policy acquisition costs	127	115		258	228
Insurance commissions	308	282		619	555
Insurance expenses	283	233		540	460
Interest expense	6	5		11	11
Other operating expenses	21	22		41	41

Total acquisition and
operating expenses	745	657	13.4	1,469	1,295	13.5

Total benefits and expenses	2,813	2,484	13.2	5,615	4,922	14.1

Earnings before income taxes	420	377	11.5	898	747	20.2
Income taxes	155	129		317	261

Net earnings	$265	$248	6.7%	$581	$486	19.5%

Net earnings per share:
Basic	$.52	$.48	8.3%	$1.14	$.94	21.3%
Diluted	.51	.48	6.3	1.12	.93	20.4

Common shares used in computing EPS (In thousands):
Basic	508,353	513,728	(1.0)%	509,138	514,144	(1.0)%
Diluted	517,860	522,713	(1.0)	518,607	523,588	(1.0)

Cash dividends per share	$.095	$.07	35.7%	$.19	$.14	35.7%

Reconciliation of Operating to Net Earnings			AFLAC Incorporated and Subsidiaries
(In millions, except for per-share
amounts - unaudited)	Three Months Ended June 30,			Six Months Ended June 30,

	2004	2003	% Change	2004	2003	% Change

Operating earnings	$291	$240	21.5%	$587	$483	21.4%
Reconciling items, net of tax:
Realized investment gains (losses)	(3)	(5)		3	(10)
SFAS 133	(23)	13		(12)	13
Japan pension obligation transfer	-	-		3	-

Net Earnings	$265	$248	6.7%	$581	$486	19.5%

Operating earnings per share - diluted	$.56	$.46	21.7%	$1.13	$.92	22.8%
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)		-	(.02)
SFAS 133	(.04)	.03		(.02)	.03
Japan pension obligation transfer	-	-		.01	-

Net earnings per share - diluted	$.51	$.48	6.3%	$1.12	$.93	20.4%

Consolidated Balance Sheets	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - unaudited) June 30,	2004	2003

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$26,270	$24,172
Perpetual debentures	3,439	3,402
Equity securities	74	130
Securities held to maturity, at amortized cost:
Fixed maturities	9,885	8,332
Perpetual debentures	4,359	3,856
Other investments	39	29
Cash and cash equivalents	1,072	1,735

Total investments and cash	45,138	41,656
Receivables, primarily premiums	470	463
Accrued investment income	481	436
Deferred policy acquisition costs	5,212	4,460
Property and equipment, net	505	472
Other	324	343

Total assets	$52,130	$47,830

Liabilities and Shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$36,534	$30,941
Unpaid policy claims	2,191	1,839
Unearned premiums	542	454
Other policyholders' funds	1,081	785
Notes payable	1,395	1,312
Income taxes	2,096	2,750
Payables for security transactions	55	6
Payables for return of cash collateral on loaned securities	978	1,257
Other	1,079	919

Total liabilities	45,951	40,263

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	447	392
Retained earnings	6,369	5,658
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	217	238
Unrealized gains on investment securities	1,470	3,265
Minimum pension liability adjustment	(25)	(11)
Treasury stock	(2,364)	(2,040)

Total shareholders' equity	6,179	7,567

Total liabilities and shareholders' equity	$52,130	$47,830

Shareholders' equity per share	$12.16	$14.73

Shares outstanding at end of period (In thousands)	508,049	513,594

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

AFLAC Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: (706) 323-3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call (800) 99-AFLAC or (800) 992-3522.
Sales associates should call (800) 462-3522.

Shareholder and Investor Inquiries

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telephone number, (800) 235-2667, and use the
following menu items.
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Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     (800) 235-2667 or (706) 596-3264
     Fax: (706) 324-6330
     kjanke@aflac.com